EXHIBIT 5.1
February 14, 2018
Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by Cleveland-Cliffs Inc.
Relating to the Exchange Offer (as defined below)
Ladies and Gentlemen:
We have acted as counsel to Cleveland-Cliffs Inc., an Ohio corporation (the “Company”), and the Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $1,075,000,000 aggregate principal amount of 5.75% Senior Notes due 2025 of the Company (the “Exchange Notes”) for an equal principal amount of 5.75% Senior Notes due 2025 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of February 27, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, the guarantors listed on Annex A hereto (each, a “Guarantor” and, collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Guarantee”) on a joint and several basis by the Guarantors.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.
Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.    The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.
2.    The Guarantee of the Exchange Notes of each Guarantor, when it is issued and delivered in exchange for the Guarantee of the Outstanding Notes of that Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Guarantor.
The opinions set forth above are subject to the following limitations, qualifications and assumptions:
For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture and that the Indenture is a valid, binding and enforceable obligation of the Trustee and (ii) the Outstanding Notes have been, and the Exchange Notes will be, duly authenticated by the Trustee in accordance with the Indenture.
The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and

Cleveland-Cliffs Inc.
February 14, 2018

judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Guarantors. The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Ohio, (iii) the laws of the State of Michigan, (iv) the laws of the State of Minnesota and (v) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

Annex A

Name of Guarantor	State of Incorporation or Organization
CLF PinnOak LLC	Delaware
Cliffs Empire Holding, LLC	Delaware
Cliffs Empire, Inc.	Michigan
Cliffs Empire II Inc.	Delaware
Cliffs International Management Company LLC	Delaware
Cliffs Mining Company	Delaware
Cliffs Mining Holding, LLC	Delaware
Cliffs Mining Holding Sub Company	Delaware
Cliffs Mining Services Company	Delaware
Cliffs Minnesota Mining Company	Delaware
Cliffs Pickands Holding, LLC	Delaware
Cliffs TIOP Holding, LLC	Delaware
Cliffs TIOP, Inc.	Michigan
Cliffs TIOP II, LLC	Delaware
Cliffs UTAC Holding LLC	Delaware
Empire Iron Mining Partnership	Michigan
Lake Superior & Ishpeming Railroad Company	Michigan
Marquette Range Coal Service Company	Michigan
Northshore Mining Company	Delaware
Pickands Hibbing Corporation	Minnesota
Silver Bay Power Company	Delaware
The Cleveland-Cliffs Iron Company	Ohio
Tilden Mining Company L.C.	Michigan
United Taconite LLC	Delaware